Exhibit 10.14

PURCHASE AND SALE AGREEMENT

SELLER:

TANGO S.C., LLC,

a Texas limited liability company

PURCHASER:

SERIES C, LLC,

an Arizona limited liability company

PROPERTY:

The Amazon.Com Distribution Facility commonly known as 510 John Dodd Road, Spartanburg County, South Carolina

December 5, 2012

TABLE OF CONTENTS

1. The Property	1
1.1 Description	1
1.2 As-Is Purchase	2
1.3 Agreement to Convey	3
2. Price and Payment	3
2.1 Purchase Price	3
2.2 Earnest Money and Independent Consideration	4
2.3 Closing	5
3. Inspections and Approvals	5
3.1 Inspections	5
3.2 Title and Survey	7
3.3 Contracts	9
3.4 Permitted Encumbrances	9
3.5 Miscellaneous Property Information	9
3.6 Purchaser’s Right to Terminate	10
3.7 Tenant Estoppels	10
4. Prior to Closing	11
4.1 Insurance	11
4.2 Maintenance	11
4.3 New Contracts	11
4.4 New Leases and Amendments	11
5. Representations and Warranties	12
5.1 By Seller	12
5.2 By Purchaser	16
5.3 Broker	18
6. Costs and Prorations	18
6.1 Seller’s Costs	18
6.2 Purchaser’s Costs	19
6.3 Prorations	19
6.4 Taxes	19
6.5 In General	20
6.6 Purpose and Intent	20
7. Damage, Destruction or Condemnation	20
7.1 Material Event	20
7.2 Immaterial Event	20
7.3 Termination and Return of Deposit	20
8. Notices	21
9. Closing and Escrow	22
9.1 Conditions Precedent to Closing	22
9.2 Escrow Instructions	23
9.3 Seller’s Deliveries	23
9.4 Purchaser’s Deliveries	24
9.5 Insurance	24
9.6 Possession	24
9.7 Post-Closing Collections	24
10. Default; Failure of Condition	24
10.1 Purchaser Default	24
10.2 Seller Default	25
10.3 Waiver of Trial by Jury	25

i

10.4 Limited Liability	25
11. Miscellaneous	25
11.1 Entire Agreement	25
11.2 Severability	25
11.3 Applicable Law	26
11.4 Assignability	26
11.5 Successors Bound	26
11.6 Breach	26
11.7 No Public Disclosure	26
11.8 Captions	27
11.9 Attorneys’ Fees	27
11.10 No Partnership	27
11.11 Time of Essence	27
11.12 Counterparts	27
11.13 Recordation	27
11.14 Proper Execution	27
11.15 Right of First Offer; Right of First Refusal	27
11.16 Committee Approval	28
11.17 Effective Date Conditioned Upon Deposit	28
11.18 Time to Execute and Deliver	28
11.19 Term Sheet	28
11.20 No Recording	28
11.21 1031 Exchange	28
11.22 Calculation of Time Periods	29

LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description
Exhibit 1.1.6	List of Contracts as of the Effective Date
Exhibit 3.5	Miscellaneous Property Information
Exhibit 5.1.3	Seller’s Disclosure Statement
Exhibit 5.1.3(ii)	Environmental Reports and Documents
Exhibit 9.3.1	Form of Limited Warranty Deed
Exhibit 9.3.2	Form of Bill of Sale
Exhibit 9.3.4	Form of Assignment of Lease and Warranties
Exhibit 9.3.5	Form of Assignment and Assumption of Contracts
Exhibit 9.3.7	Affidavit Pursuant to Foreign Investment and Real Property Tax Act
Exhibit 9.3.8	Incumbency Affidavit
Exhibit 9.3.10	Form of Tenant Notice Letter
Exhibit 9.3.12	Drainage and Detention Easement Agreement

TERM SHEET*

SELLER:		Tango S.C., LLC

NOTICE ADDRESS:	Section 8

c/o U.S. Real Estate Limited Partnership

9830 Colonnade Boulevard, Suite 600

San Antonio, TX 78230-2239

Attention: John Post

Telephone:    (210) 641-8456

Facsimile:     (210) 641-8463

E-mail: john.post@usrealco.com

With a copy to:

USAA Real Estate Company

9830 Colonnade Boulevard, Suite 600

San Antonio, TX 78230-2239

Attention: Stephen Waters, Esq.

Telephone:    (210) 641-8414

Facsimile:     (210) 579-6889

E-mail: steve.waters@usrealco.com

With a copy to:

Golden Steves Cohen & Gordon LLP

300 Convent Street, Suite 2600

San Antonio, Texas 78205

Attention: Andy Cohen

Telephone (210) 745-3745

Facsimile: (210) 745-3737

E-mail: acohen@goldensteves.com

PURCHASER:		Series C, LLC

NOTICE ADDRESS:	Section 8

c/o Cole Real Estate Investments

2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

Attn:     Todd J. Weiss

Senior Vice President, Legal Services

Telephone:    (602) 778-6340

Facsimile:     (480) 449-7012

E-mail: tweiss@colecapital.com

With a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, GA 30326

Attn: Marc R. Bulson, Esq.

Telephone:     (404) 504-7783

Facsimile:      (404) 365-9532

E-mail: mbulson@mmmlaw.com

PROPERTY:	Section 1.1.1	The Amazon.com distribution facility located at 510 John Dodd Road, Spartanburg County, South Carolina, more particularly described herein.

PURCHASE PRICE:	Section 2.1	$63,696,800.00

DEPOSIT:	Section 2.2.1	Initial Deposit: $675,000.00 Additional Deposit: $1,350,000.00

VOID DATE:	Section 11.18	December 5, 2012 with respect to Title Company’s confirmation of receipt of a fully executed copy of this Agreement and five (5) business days thereafter with respect to Title Company’s confirmation of receipt of the Initial Deposit

TITLE COMPANY:	Section 2.2.1(b)

First American Title Insurance Company

National Commercial Services

The Esplanade Commercial Center

2425 E. Camelback Road, Suite 300

Phoenix, AZ 85016

Attention: Brandon Grajewski

Telephone:    (602) 567-8145

Facsimile:      (602) 567-8101

E-mail: bgrajewski@firstam.com

APPROVAL DATE:	Section 3.6	December 7, 2012

CLOSING DATE:	Section 2.3	December 12, 2012, as may be extended pursuant to the terms of this Agreement.

BROKER:	Section 5.3	CBRE

*	To the extent of any conflict between the terms and provisions of this Term Sheet and the Purchase and Sale Agreement, the terms and provisions of the Purchase and Sale Agreement shall govern and control.

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of the 5th day of December, 2012 (the “Effective Date”) by and between TANGO S.C., LLC, a Texas limited liability company (“Seller”), with an office at 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230-2239, and SERIES C, LLC, an Arizona limited liability company (“Purchaser”), with an office at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016.

R E C I T A L S:

Seller desires to sell Seller’s interest in and to that certain improved parcel of real property commonly known as 510 John Dodd Road, Spartanburg County, South Carolina and legally described on Exhibit 1.1.1 attached hereto (the “Land”), along with certain related personal and intangible property, and Purchaser desires to purchase Seller’s interest in and to such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. The Property.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

1.1.1 the Land;

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3 All personal property, machinery, apparatus, and equipment currently situated on the Land and used in the operation, repair and maintenance of the Land and Improvements and situated thereon, if any (collectively, the “Personal Property”), such Personal Property being more particularly described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of business;

1.1.4 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5 That certain Lease Agreement by and between Seller, as landlord and Amazon.com.dedc, LLC (“Tenant”), copies of which lease has been provided to Purchaser, and all guaranties thereof (the “Tenant Lease”);

1.1.6 Subject to Section 3.3, contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property to which Seller is party, the terms of which extend beyond midnight of the day preceding the date of Closing, such contracts and agreements listed on Exhibit 1.1.6 attached hereto;

1.1.7 Assignable warranties and guaranties issued in connection with the Improvements or Personal Property, if any (provided, such assignment shall be on a non-exclusive basis) (the “Warranties”), excluding Tenant’s rights in and to the warranties required to be assigned to Tenant under the Tenant Lease; and

1.1.8 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely with respect to the Land, the Tenant Lease or the Improvements, if any (collectively, the “Approvals”).

1.2 “As-Is” Purchase. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE DATE OF THIS AGREEMENT AND OF CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (IV) THE CREDIT-WORTHINESS OF ANY TENANT, VENDOR OR OTHER PERSON OR ENTITY; (V) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF; OR (VI) WHETHER THE PROPERTY CONTAINS ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THE AGREEMENT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS ANNEXED HERETO. TO THE EXTENT THAT SELLER HAS PROVIDED TO PURCHASER ANY SURVEYS, TITLE COMMITMENTS, INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS (INCLUDING REPORTS CONCERNING ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES, OR ANY OTHER MATERIALS, INFORMATION OR DATA IN CONNECTION WITH PURCHASER’S INSPECTION OF THE PROPERTY), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS, MATERIALS, INFORMATION AND DATA. PURCHASER ACKNOWLEDGES THAT ANY SUCH REPORTS, MATERIALS, INFORMATION AND DATA MADE AVAILABLE TO PURCHASER ARE MADE AVAILABLE AS A CONVENIENCE AND AN ACCOMMODATION ONLY, AND THAT SELLER HAS REQUESTED PURCHASER TO INSPECT FULLY THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND TO RELY SOLELY UPON THE RESULTS OF PURCHASER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO PURCHASER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY SELLER TO PURCHASER.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUBSECTION 5.1.1 THROUGH 5.1.3, PURCHASER WAIVES AND RELEASES SELLER FROM ANY PRESENT OR FUTURE CLAIMS ARISING FROM OR RELATING TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER OR ON ACCOUNT OF (I) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER; (II) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND; OR (III) THE COMMON LAW.

THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER.

/s/TJW	/s/ JP
Purchaser’s Initials	Seller’s Initials

1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and related Improvements by limited warranty deed in the condition described in Section 3.4 and title to the Personal Property, by bill of sale, without warranty as to the title or the condition of such personalty, and Seller agrees to assign, and Purchaser agrees to accept, an assignment of Seller’s interest in the Tenant Lease and Warranties pursuant to assignment and assumption of leases and assignment of Seller’s interest in the Approvals and Contracts pursuant to an assignment of contract, all as more particularly set forth herein.

2. Price and Payment.

2.1 Purchase Price. Subject to the provisions of the immediately following paragraph, the total purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of Seller’s interest in the Property shall be payable in full in cash at the Closing, and subject to prorations as herein set forth, is Sixty-three Million Six Hundred Ninety-six Thousand Eight Hundred and No/100 DOLLARS ($63,696,800.00). All references in this Agreement to dollars means United States Dollars. The Purchase Price is subject to adjustment in the event Base Rent (as defined in the Tenant Lease) payable under the Tenant Lease is modified as provided in Section 4 of the Tenant Lease and Section 6.6(e) of the Development Agreement (as defined in the Tenant Lease) (the “Development Agreement”) entered into with respect to the Property. Pursuant to the terms of the Tenant Lease and the Development Agreement, the Base Rent is based on the Actual Cost (as defined in the Development Agreement) and is subject to reduction in the event of any Savings (as defined in the Development Agreement). Actual Costs shall be determined by Seller and approved by Tenant pursuant to the terms of the Development Agreement and the resulting change in the Base Rent payable under the Tenant Lease shall be memorialized pursuant to an amendment to the existing Tenant Lease to be executed by the “Landlord” under the Tenant Lease and the Tenant (the “Lease Amendment”). If the Actual Costs and the resulting

Base Rent are determined by Seller and Tenant prior to Closing, the Lease Amendment shall be executed by Seller and Tenant and, if after Closing, the Lease Amendment shall be executed by Purchaser and Tenant, in which event Purchaser agrees to promptly execute the Lease Amendment. Purchaser shall not unreasonably withhold, delay or condition its consent to the Lease Amendment; provided, however, in the event the Lease Amendment materially changes Landlord’s or Tenant’s rights or obligations under the Tenant Lease other than the Actual Costs and the new Base Rent, Purchaser shall have the right to withhold its consent to any such matters.

The Purchase Price for the Property shall be an amount equal to the result obtained by dividing (a) Base Rent (as reflected in the Lease Amendment) payable under the Tenant Lease during the period between January 1, 2013 and December 31, 2013 by (b) 6.25%. In the event a Lease Amendment is executed prior to Closing, the Purchase Price shall be based on the Base Rent reflected in the Lease Amendment in accordance with the calculation set forth above. In the event a Lease Amendment (for whatever reason) will not be executed prior to Closing (i) not less than five (5) days prior to the expected Closing Date, Seller shall deliver to Purchaser written notice (the “Seller’s Estimate”) of Seller’s estimate of the Actual Cost and the resultant estimate of Base Rent payable by the Tenant under the Tenant Lease whereupon the Purchase Price shall be adjusted based on the lower of (a) Seller’s estimate of the Actual Cost and the resultant estimate of Base Rent payable by Tenant under the Tenant Lease in accordance with the calculation set forth above and (b) the Base Rent set forth in the Tenant Lease based on the Initial Cost (as defined in the Development Agreement) under the Approved Initial Budget (as defined in the Development Agreement) (the “Closing Price”) and (ii) if the final Purchase Price exceeds the Closing Price, Purchaser shall remit the difference to Seller within five (5) business days following written notice from Seller and, if the final Purchase Price is less than the Closing Price, Seller shall remit the difference to Purchaser within five (5) business days following written notice from Purchaser. Furthermore, in the event a Lease Amendment is executed by Purchaser and Tenant after Closing and the Base Rent is reduced as a result of any Savings, Seller shall within five (5) business days following written notice from Purchase reimburse Purchaser the difference between Base Rent set forth in the Tenant Lease based on the Initial Cost under the Approved Initial Budget and the Base Rent as reflected in the Lease Amendment for the period between the Commencement Date and the effective date of the Lease Amendment (such difference, the “Base Rent Overpayment”), but only to the extent that Tenant offsets any portion of the Base Rent Overpayment against the “amended” Base Rent paid to Purchaser after Closing.

The covenants contained in this Section 2.1 shall survive Closing.

2.2 Earnest Money and Independent Consideration. Payment of the Purchase Price is to be made in cash as follows:

2.2.1(a) Within five (5) business days after the Effective Date of this Agreement, Purchaser shall deposit earnest money with the Title Company (as hereinafter defined) in the amount of SIX HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($675,000.00) (the “Initial Deposit”) in the form of cash to be held by Title Company pursuant to the terms, covenants and conditions of this Agreement. If Purchaser does not exercise its right to terminate this Agreement pursuant to Section 3.6 hereof on or before the Approval Date, then Purchaser shall, no later than the date that is three (3) business days after the Approval Date, deposit with the Title Company additional earnest money in the sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,350,000.00) (the “Additional Deposit”). The Initial Deposit together with the Additional Deposit are sometimes collectively referred to herein as the “Deposit”. Upon delivery of the Additional Deposit to the Title Company, the Deposit shall be non-

refundable (except as otherwise specified herein). The Deposit shall be in good funds, either by cashier’s check or by federal wire transfer and shall be delivered to and held by the Title Company pursuant to the terms, covenants and conditions of this Agreement. If Purchaser fails to make the Deposit as and when required herewith, Seller may terminate this Agreement by written notice to Purchaser, in which case the parties shall have no further obligation to each other except for any provisions that expressly survive the termination of this Agreement.

(b) The Deposit will be placed with and held in escrow by First American Title Insurance Company, National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (the “Title Company”), in immediately available funds in an interest bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

(c) Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller ONE HUNDRED AND NO/100 DOLLARS ($100.00) (“Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.3 Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) shall be subject to the satisfaction of the conditions precedent set forth in Section 9.1 and shall take place pursuant to an escrow closing on or before the 7th day following the Approval Date, as may be extended pursuant to the terms of this Agreement (the “Closing Date”), at the offices of the Title Company at a time to be mutually agreed upon by the parties or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

3. Inspections and Approvals.

3.1 Inspections.

3.1.1 Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives reasonable access, during normal business hours to the Property (subject in all respects to the rights of Tenant under the terms of the Tenant Lease) and to the records, if any, maintained by or for Seller by Seller or Seller’s property management company or otherwise within the possession or control of Seller or its representatives. Such access shall be solely for the purposes of (i) reviewing the Tenant Lease and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections of the Property. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE LAND OR THE IMPROVEMENTS WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED, WHICH CONSENT MAY BE WITHHELD IN SELLER’S SOLE AND ABSOLUTE DISCRETION.

3.1.2 Purchaser agrees that, in making any inspections of, or conducting any testing of, on or under, the Property, Purchaser and all representatives of Purchaser entering onto the Property shall each carry (a) not less than $1,000,000 commercial general liability insurance, and (b) excess or umbrella liability insurance with limits of not less than $2,000,000, insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Purchaser represents and warrants that it carries not less than the coverage set forth in paragraphs (a) and (b) of this Section 3.1.2 with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of same.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use (and cause its representatives to use) its best efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Property. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections or tests, so that Seller shall have a reasonable opportunity to have a representative present during any such inspection or test, and Seller expressly reserves the right to have such a representative present. Failure of Seller to respond within three (3) business days of such notice shall be deemed approval by the Seller of such inspections or tests; provided, Seller’s failure to respond shall not be deemed approval of any physically intrusive testing which shall be governed in all respects by the terms of Section 3.1.1 above. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test. Purchaser agrees to provide Seller with a copy of any written inspection or test report or summary upon Seller’s request therefor, provided Seller pays Purchaser 50% of the costs of such inspections or reports which obligation shall survive any termination of this Agreement or Closing.

3.1.4 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, tests, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person’s agreement to be bound thereby and by the terms of the Existing Confidentiality Agreement (as defined below). Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall expire upon the earlier of (i) Closing or (ii) 365 days after the termination of this Agreement. Notwithstanding the foregoing, but subject to the Existing Confidentiality Agreement, the confidentiality provisions of this Section 3.1.4 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser, provided that Purchaser provides Seller with prompt written notice of any such requirement or subpoena (other than where prohibited by law) so that Seller may, in its sole discretion, seek a protective order or other appropriate remedy. Further, the confidentiality obligations of this Section 3.1.4 shall be inoperative as to any portions of the Proprietary Information which is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives in breach of this Agreement. The obligations under this Section 3.1.4 and Section 11.7 hereof are in addition to and not in lieu of the confidentiality obligations contained in that certain Nondisclosure Agreement dated as of October 23, 2012 executed by Purchaser’s affiliate for the benefit of Tenant (the “Existing Confidentiality Agreement”) and the execution of this Agreement shall not supersede or diminish Purchaser’s obligations thereunder and Purchaser acknowledges that the Existing Confidentiality Agreement binds Purchaser and shall continue to bind Purchaser in accordance with its terms notwithstanding the expiration of Purchaser’s obligations under this Section 3.1.4.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections or testing conducted by or on behalf of Purchaser, which obligation shall survive Closing or the termination of this Agreement for a period of twelve (12) months. All inspections and testing shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6 Except as expressly set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as expressly set forth in this Agreement, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7 PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF PURCHASER’S AND PURCHASER’S REPRESENTATIVES’ ACTIVITIES ON THE PROPERTY IN CONNECTION WITH THEIR INSPECTIONS AND TESTING AND ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION AND TESTING OF THE PROPERTY. THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER.

3.2 Title and Survey. Seller has delivered to Purchaser copies of the existing survey of the Land and Improvements in Seller’s possession or control (the “Survey”). Within ten (10) business days following the Effective Date, Purchaser shall obtain with respect to the Property a current (meaning bearing an issue date not earlier than thirty (30) days prior to the Effective Date) title commitment for the issuance of a standard ALTA Owner’s Title Insurance Policy with respect to Seller’s interest in the Land, appurtenances and Improvements (the “Title Commitment”), and Purchaser shall promptly provide or cause the Title Company to provide Seller copies of the Title Commitment and copies of all documents and instruments referred to as exceptions to title in the Title Commitment. Notwithstanding the foregoing, to the extent that the applicable laws of the state in which the Property is situated require such Property to be insured under a particular form of policy, then the Title Company shall issue the title commitment for such Property in accordance with applicable law and utilizing any state mandated title forms. Each Title Commitment shall be in an amount equal to the Purchase Price. Purchaser shall have until the date three (3) business days prior to the Approval Date to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser (the “Title Notice”). Seller shall have two (2) business days to elect to cure or not to cure any title objections to the satisfaction of the Purchaser. If Seller elects not to cure such objections, Purchaser may terminate this Agreement in its sole discretion and the Title Company shall refund the Deposit to Purchaser. If the Seller elects to cure such title objections to the satisfaction of the Purchaser, then the parties shall then have until the Approval Date specified in Section 3.6 to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser’s objection(s); provided, however, except as otherwise provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice. Notwithstanding the foregoing, all exceptions to title shown on the Title Commitment or otherwise arising prior to the Closing which evidence (i) mortgages or deeds of trust encumbering Seller’s fee interest in the Property; (ii) judgment liens evidencing non-appealable judgments rendered against Seller and encumbering Seller’s fee interest in the Property; or (iii) mechanic’s or materialmen’s liens encumbering Seller’s fee interest in the Property and arising from any work performed or materials furnished for or on behalf of Seller (items i, ii, and iii above collectively referred to as “Lien Exceptions”), shall, in each instance, be deemed objected to without any notice by Purchaser and cured by Seller (which, in the case of a mechanic’s or materialmen’s lien shall include, at Seller’s option, bonding around or insuring-over the mechanic’s or materialmen’s lien) at or prior to Closing. Except as otherwise provided with respect to Lien Exceptions, Purchaser’s sole right with respect to the Title Commitment or Survey to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.6 hereof. All matters shown on the Title Commitment and/or Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and “Permitted Encumbrances” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.6 hereof.

Purchaser shall have the right to cause a new survey of the Property to be prepared and certified to Purchaser, Seller and the Title Company prior to the Approval Date (an “Updated Survey”). If, prior to Closing, the Updated Survey reflects, Seller discloses to Purchaser or Purchaser discovers pursuant to an updated title commitment (an “Updated Title Commitment”) or otherwise discovers that title to the Property is subject to defects, limitations or encumbrances other than (i) the Permitted Encumbrances; or (ii) any matter caused by Purchaser or any person or entity claiming by, through or under Purchaser; then Purchaser shall promptly give Seller written notice of its objection thereto. Such written notice shall additionally notify Seller that the Agreement may be terminated if such title defect is not removed, bonded or insured-over in a commercially reasonable manner prior to the Closing Date. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller is unable to or elects not cure the objection, this Agreement will terminate automatically and the Title Company to return the Deposit to Purchaser, provided that Purchaser and Seller shall not be in default hereunder, and neither party shall have any liability to the other except for the surviving obligations of Purchaser and Seller set forth in this Agreement. For the purposes of this Agreement, any title defect, limitation or encumbrance, other than those enumerated in (i) – (ii) above, shall be deemed cured if the Title Company or another title company reasonably acceptable to Purchaser and authorized to do business in the State in which the Property is located will agree to issue a standard ALTA form of owner’s title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

3.3 Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the service, maintenance, management, supply, landscaping and lawn or other contracts to which Seller is a party listed in Exhibit 1.1.6 relating to the operation of the Property (the “Contracts”), copies of which Contracts have been provided to Purchaser. If Purchaser does not notify Seller prior to the Approval Date, it shall be conclusively presumed that Purchaser rejects all of the Contracts. If Purchaser exercises its right not to assume one or more Contracts at Closing, Seller shall terminate such disapproved contract(s) and make payment of any termination charges. Notwithstanding the foregoing, Purchaser shall have no right to terminate any Contracts which are required to remain in full force and effect pursuant to the terms of the Tenant Lease and Purchaser shall be required to assume the same at Closing. Provided, further, that the Development Agreement shall not constitute a Contract for purposes of this Agreement.

3.4 Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Section 3.6 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All exceptions to title shown in the Title Commitment or Updated Title Commitment or matters shown on the Survey and Updated Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2 All contracts which Purchaser has approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3 The lien of non-delinquent real and personal property taxes and assessments;

3.4.4 Rights of parties in possession permitted under the Tenant Lease;

3.4.5 Any state of facts which the Survey or an inspection of the premises would disclose;

3.4.6 Easements or claims of easements shown by the public records;

3.4.7 Any service, installation, connection, maintenance or construction charges due after Closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas; and

3.4.8 The Tenant Lease.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5 Miscellaneous Property Information. Seller has provided Purchaser with the information listed in Exhibit 3.5 (“Miscellaneous Property Information”) or otherwise made such information available to Purchaser for Purchaser’s review, to the extent such information exists and is within the possession or control of Seller.

3.6 Purchaser’s Right to Terminate. Purchaser shall have the right, for any reason or no reason, by giving Seller and Title Company written notice (the “Termination Notice”) on or before 5:00 p.m. Phoenix Time on December 7, 2012 (the “Approval Date”) to terminate this Agreement. If the Termination Notice is timely given (or deemed given as set forth below), the Title Company shall return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the obligations of Purchaser and Seller surviving under this Agreement. If Purchaser elects to proceed with this Agreement, Purchaser shall give written notice to Seller on or before 5:00 p.m. Phoenix Time on the Approval Date. If Purchaser fails, for any or no reason, to timely deliver written notice to Seller that it elects to proceed with this Agreement, Purchaser will be deemed to have elected to terminate this Agreement under this Section 3.6.

Notwithstanding the fact that the Tenant Lease contains a tenant right of first refusal or right of first offer (either such right, a “ROFR”), Purchaser hereby agrees that its inspections shall commence and run through the Approval Date as set forth in this Section 3, and commencement thereof shall not be tolled pending receipt of a written waiver of such ROFR by Tenant; provided, however, that in return therefor, Seller hereby agrees that, in the event Tenant does give notice of its intent to exercise the ROFR or does actually exercise the ROFR, Seller shall promptly reimburse to Purchaser all reasonable out-of-pocket and third-party property diligence expenses incurred by Purchaser, including, without limitation, reasonable attorneys’ fees and costs, in an amount not in excess of $50,000 in the aggregate.

3.7 Tenant Estoppel and Acceptance Letter. Seller shall secure and deliver to Purchaser, no later than five (5) business days prior to the Closing Date, an estoppel certificate from Tenant with respect to the Tenant Lease in the form attached as an exhibit to the Tenant Lease (the “Tenant Estoppel”) and a copy of the letter executed by Tenant accepting the “Landlord Improvements” as contemplated under Section 10.1 of the Development Agreement (the “Acceptance Letter”). Seller provided Purchaser with a copy of the form of the Tenant Estoppel and the Acceptance Letter for Purchaser’s review and comment before delivering the Tenant Estoppel and Acceptance Letter to Tenant. Seller will deliver Purchaser a copy of the signed Tenant Estoppel and Acceptance Letter promptly following Seller’s receipt thereof, but not less than two (2) business days prior to the Closing Date. If the Tenant Estoppel or Acceptance Letter shows defaults by the lessor or the lessee under the Tenant Lease or under the Development Agreement that are material and cannot or will not be cured by the Closing Date or illustrate any material and adverse matters that are otherwise inconsistent with the form of the Tenant Estoppel or Acceptance Letter sent to Tenant (a “Material Defect”), then such delivery shall not be deemed delivery of the Tenant Estoppel and/or Acceptance Letter, as applicable. If the Tenant Estoppel and Acceptance Letter are not delivered to Purchaser (or deemed not delivered) at least two (2) business days prior to the Closing Date, then Seller or Purchaser shall have the right to extend the Closing for up to fifteen (15) days upon written notice to the other party delivered not less than one (1) business day prior to the scheduled Closing Date; provided that the Closing Date shall occur two (2) business days following delivery of the Tenant Estoppel and/or Acceptance Letter. If the Tenant Estoppel and/or Acceptance Letter is not delivered to Purchaser (or deemed not delivered) at least two (2) business days prior to the Closing Date, as may be extended by the terms of the prior sentence, then Purchaser shall, as its sole and exclusive remedy, elect to either: (a) terminate this Agreement upon written notice thereof delivered to Seller at least one (1) business day prior to the Closing Date, or (b) waive such failure by Seller and close the transaction contemplated by this Agreement, with no recourse against Seller based on such failure. If such termination notice is given (or deemed given as set forth below), the Title Company shall immediately return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the obligations that expressly survive the termination of this Agreement. If Purchaser elects to proceed with Closing, Purchaser shall give written notice to Seller at least one (1) business day prior to the Closing Date. If Purchaser fails to timely deliver any such termination notice, Purchaser will be deemed to have elected to terminate this Agreement pursuant to (a) above.

4. Prior to Closing.

4.1 Insurance. Until Closing, maintain any policies of insurance that Seller is required to maintain pursuant to the terms of the Tenant Lease.

4.2 Maintenance. Until Closing, maintain and/or cause to be maintained the condition of the Property as required to be maintained by Seller, as lessor, under the Tenant Lease, if applicable, subject to ordinary wear and tear.

4.3 New Contracts. After the Effective Date, Seller or Seller’s agent shall, upon the written reasonable approval of Purchaser, enter into only those third-party contracts which are necessary to carry out its obligations under the Tenant Lease and Section 4.2 and which shall be cancelable on thirty (30) days’ written notice without penalty or termination fee. If Seller enters into any such contract, it shall promptly provide a true, complete and correct copy thereof to Purchaser and unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such contract, it shall be treated as a contract disapproved by Purchaser under Section 3.3 hereof.

4.4 New Leases and Amendments. Except as otherwise provided in Section 2.1 with respect to the Lease Amendment, after the Approval Date, Seller will not execute any new leases or amend, terminate or accept the surrender of the Tenant Lease or waive any landlord rights or tenant obligations under the Tenant Lease or approve any subleases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Failure of Purchaser to consent or expressly withhold its consent within three (3) business days after receipt of such written request for such consent shall be deemed to constitute disapproval of such lease, sublease, amendment or termination or acceptance of the surrender of the Tenant Lease or waiver of any landlord rights or tenant obligations under the Tenant Lease. Notwithstanding the foregoing, if Seller proposes any new leases or proposes to amend, terminate or accept the surrender of the Tenant Lease or waive any landlord rights or tenant obligations under the Tenant Lease or approve any subleases within three (3) business days prior to the Approval Date, then the parties agree that the Approval Date shall be extended three (3) additional business days with respect to this Section 4.4 only.

Further, Seller hereby covenants to Purchaser from and after the Effective Date and until the Closing Date or earlier termination of this Agreement:

(i) Subject to the right of first offer and/or right of refusal in favor of Tenant under the Tenant Lease, Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Purchaser’s prior written consent;

(ii) Seller will not, without the prior written consent of Purchaser, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use;

(iii) without Purchaser’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon Seller’s interest in the Property or any portion thereof that effects title thereto;

(iv) Seller shall not, without the prior written consent of Purchaser, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Seller’s Broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Purchaser;

(v) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section, Seller will promptly notify Purchaser of the same in writing; and

(vi) take such actions which Seller may be allowed under the terms of the Tenant Lease and in accordance with such terms, to cause Tenant to comply in all material respects with the terms, covenants and conditions of the Tenant Lease, including, but not limited to, all insurance and maintenance obligations under the Tenant Lease.

5. Representations and Warranties.

5.1 By Seller. Seller represents and warrants to Purchaser that:

5.1.1 Seller is a Texas limited liability company, duly organized under the laws of the State of its organization, and is authorized to do business in the State in which the Property is located, has duly authorized the execution and performance of this Agreement and the documents to be delivered pursuant to Section 9.3, and such execution and performance will not result in a breach of or default under any document, instrument, order or agreement to which Seller is a party or by which Seller is bound;

5.1.2 Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and

5.1.3 Except as otherwise indicated on the Disclosure Statement attached hereto as Exhibit 5.1.3:

(i) Litigation. There is no action, suit, litigation or proceeding to which Seller is a party the outcome of which could materially adversely affect any of the Property pending or being prosecuted in any court or before any federal, state, county or municipal department, commission, bureau, agency or other governmental instrumentality, other than tax contests, if any, and to Seller’s knowledge no such action is threatened;

(ii) Environmental. To Seller’s knowledge, other than as disclosed in the reports and documents delivered by Seller to Purchaser pursuant to Section 3.5, including, without limitation, the reports and documents more particularly described in Exhibit 5.1.3 (ii), neither the Property nor Seller (as to any of the Property) is in violation in any material respect of or liable under any existing, applicable Environmental Law, or subject to any existing or pending investigation or inquiry by any governmental authority or any remedial or response action or remedial or response obligations under any Environmental Law. The term “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq., the

Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other administrative, federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of Hazardous Materials. The term “Hazardous Materials” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any of the Environmental Laws, including, without limitation, formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos and any by-product of same;

(iii) Lease. A true and complete copy of the Tenant Lease (and all amendments and guaranties thereto and thereof) in effect as of the Effective Date has been provided to Purchaser. As of the Effective Date, no portion of the Property is subject to a lease to which Seller is a party other than the Tenant Lease;

(iv) Condemnation. No condemnation proceedings have been instituted against the Property and Seller has not received any written notice and has no knowledge that any such proceedings or suits are contemplated;

(v) Proceedings. There are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property, nor has Seller received any correspondence or other written information to indicate that there is any pending or threatened (a) violation of law, (b) environmental, zoning or other land use regulation proceeding, or (c) tax levy or special assessment proceedings against the Property or any portion thereof;

(vi) There are no unrecorded leases (other than the Tenant Lease) affecting the Property to which Seller is a party; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the originally scheduled Closing;

(vii) To Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(viii) To Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

(ix) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property (except under the rights of first refusal and first offer pursuant to the Tenant Lease), or any portion thereof, to a third party;

(x) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land use limitations;

(xi) To Seller’s knowledge, no default of Seller exists under the Tenant Lease; Seller has sent no written notice of default to the Tenant and, to Seller’s knowledge, no default of Tenant exists under the Tenant Lease; Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify or terminate the Tenant Lease;

(xii) To Seller’s knowledge, Seller has performed its obligations under the Development Agreement required to be performed as of the Effective Date; to Seller’s knowledge, no default of Seller exists under the Development Agreement; and Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify or terminate the Development Agreement;

(xiii) No consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xiv) Prior to Closing, Seller shall file, and shall cause Tenant to file, the PT-300S forms with the South Carolina Department of Revenue for calendar year 2012 as contemplated under the Lease and that certain Fee Agreement dated December 9, 2011;

(xv) Seller has delivered or, if too extensive, made available to Purchaser for review, to the extent in existence and in Seller’s possession, true and complete copies of all environmental, asbestos, soil and geotechnical reports regarding the Property;

(xvi) To Seller’s knowledge, Seller has not engaged in any dealings or transactions, directly or indirectly (i) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et. seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Seller represents and warrants to, and covenants with Purchaser that (i) neither Seller nor, to Seller’s knowledge, any of its owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)(the “USA Patriot Act”); (ii) neither Seller nor, to Seller’s knowledge, any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/cotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Seller has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Seller hereby agrees to defend, indemnify, and hold harmless Purchaser, its officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

5.1.4 Each of the representations and warranties of Seller contained in Section 5.1: (i) is made as of the Effective Date; (ii) will be deemed to be remade by Seller, and to be true in all material respects, as of Closing, subject to other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Purchaser; and (iii) will survive for a period of twelve (12) months after the Closing (“Claims Period”). Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not specifically asserted by a demand notice before the expiration of the Claims Period and with respect to claims specified in a demand notice before the expiration of the Claims Period that are not resolved or made the subject of litigation instituted and served prior the expiration of three (3) months after the Claims Period, will not be valid or effective, and Seller will have no liability with respect thereto. Additionally, any claim actually known by Purchaser on or prior to Closing shall be deemed waived by Purchaser if Purchaser does not terminate this Agreement on account thereof, but proceeds to Closing despite such breach. Notwithstanding anything to the contrary contained herein, with respect to any demand notice given after Closing but before the end of the Claims Period, in no event will Seller have any liability to Purchaser for a breach of any covenant, representation or warranty under this Agreement or any Closing Documents executed pursuant hereto (the “Other Documents”) in excess of ONE MILLION FIVE HUNDRED NINETY-TWO THOUSAND AND No/100 Dollars ($1,592,000.00) (the “Claims Ceiling”). The provisions of this Section 5.1.4 shall survive Closing.

5.1.5 The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Purchaser’s obligation to close. If any of said representations and warranties is not correct in all material respects at the time the same is made or as of Closing (or at any time in between), and Seller had no knowledge of such inaccuracy when the representation or warranty was made, or when remade at Closing, or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller’s action or inaction hereunder, Purchaser may, upon being notified of such occurrence on or prior to Closing and after the expiration of the cure period provided under Section 11.6 hereof, either (a) terminate this Agreement upon notice to Seller and the Title Company without liability on the part of Seller or Purchaser, subject to the surviving obligations of Seller or Purchaser under this Agreement and the Deposit will be returned to Purchaser, or (b) waive such matter and proceed to Closing, by notice to Seller given within ten (10) days after the expiration of the cure period in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing. If any of said representations and warranties are not correct in all material respects at the time the same is made or as of Closing (or any time in between), and Seller had actual knowledge of such inaccuracy when the representation or warranty was made, or, by its action or inaction hereunder caused the representation or warranty to be inaccurate when remade at Closing, Purchaser may, after the expiration of the cure period, if any, provided under Section 11.6 hereof, either (a) exercise its remedies under Section 10.2, or (b) terminate this Agreement upon notice to Seller and the Title Company, subject to the surviving obligations of Seller or Purchaser under this Agreement, and receive a return of the Deposit and reimbursement by Seller of Purchaser’s out-of-pocket costs in an amount not in excess of $75,000, or (c) waive the breach and its rights under clauses (a) and (b) and proceed to Closing, by notice to Seller given within ten (10) days after expiration of the cure period, but in no event later than Closing, in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing.

5.1.6 As used in this Section 5.1 and elsewhere in this Agreement, the phrase “to Seller’s knowledge” or phrases of similar import mean and are limited to the actual current knowledge of David Buck, Managing Director of Development of an affiliate of Seller, without any independent investigation or inquiry having been made, and not to any constructive knowledge of the foregoing individuals or of Seller or any investment advisor to Seller, any entity that is a partner in such investment advisor, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner, or any such affiliate. Seller, during the term of this Agreement, agrees to notify Purchaser in writing promptly in the event Seller obtains actual knowledge of any change affecting any such representations or warranties. Seller represents and warrants that David Buck is the Managing Director of Development having ongoing responsibility with respect to the development of the Property and this individual possesses comprehensive knowledge of the facts set forth in Section 5.1.

5.2 By Purchaser. Purchaser represents and warrants to Seller that:

5.2.1 Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of its organization, and is or will as of Closing be, authorized to do business in the State in which the Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or bylaws; or result in a breach of or default under any document, instrument, order or agreement to which Purchaser is a party or by which Purchaser is bound;

5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction;

5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser;

5.2.4 Intentionally Omitted;

5.2.5 Intentionally Omitted;

5.2.6 Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of Purchaser (excluding any indirect owners of Purchaser) is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America;

5.2.7 ERISA

(a)(i) the Property is not being acquired by or on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan” within the meaning of Section 4975(e)(1) of the Code, which is subject to ERISA or section 4975 of the Code, respectively (hereinafter referred to collectively as the “Plan”); and (ii) the assets being used to acquire the Property or to otherwise discharge Purchaser’s obligations hereunder are not “plan assets” within the meaning of Department of Labor Regulation section 2510.3-101, as modified by Section 3(42) of ERISA;

(b) Purchaser and all shareholders, members, partners and investors in Purchaser are neither parties in interest, as described in section 3(14) of ERISA, nor disqualified persons, as described in section 4975(e)(2) of the Code with respect to any Plan (other than a Plan maintained exclusively for the benefit of the employees of Purchaser or Purchaser’s affiliates), which is an investor in or related to Seller;

(c) The transaction described in this Agreement does not constitute a “prohibited transaction” within the meaning of either section 406 of ERISA or section 4975 of the Code, other than a transaction which is exempt from section 406 of ERISA and section 4975 of the Code by virtue of (i) a statutory or regulatory exemption granted pursuant to section 408 of ERISA or (ii) the fact that the transaction described in this Agreement complies with all conditions for exemptive relief contained in Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”);

(d) Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller; and

(e) Purchaser covenants that in the event it determines that the representations and warranties of Purchaser made in this Section 5.2.7 have ceased to be accurate in any material respect, Purchaser shall notify Seller of such determination as promptly as practicable and in any event within ten (10) days after such determination is made; and

5.2.8 Neither Purchaser, nor any affiliate of Purchaser (excluding any indirect owners of Purchaser), have engaged in any dealings or transactions, directly or indirectly (i) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto., Purchaser represents and warrants to, and covenants with Seller that (i) neither Purchaser nor any affiliate of Purchaser (excluding any indirect owners of Purchaser), currently are, or shall be at any time during the term hereof, in violation of Anti-Terrorism Laws, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s (OFAC Regulations), and/or the USA Patriot Act; (ii) neither Purchaser, nor any affiliate of Purchaser (excluding any indirect owners of Purchaser), is or shall be during the term hereof (1) a Prohibited Person, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Purchaser has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Purchaser hereby agrees to defend, indemnify, and hold harmless Seller, it officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

5.3 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property except CB Richard Ellis (the “Broker”). Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property other than Broker. Broker will be compensated by Seller pursuant to the terms of a separate agreement between Seller and Broker. The terms and provisions of this paragraph shall survive Closing hereunder.

6. Costs and Prorations.

6.1 Seller’s Costs. Seller will pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of Seller’s counsel;

6.1.2 The costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases;

6.1.3 One half of the escrow and recording fees (other than fees for recording the deed) and costs due Title Company for its services;

6.1.4 The transfer tax associated with the sale of the Property, if any;

6.1.5 The cost of a standard coverage ALTA owner’s title insurance policies, without extended coverage, endorsement or amendment, in the amount of the Purchase Price, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise; and

6.1.6 The cost of the Survey.

6.2 Purchaser’s Costs. Purchaser will pay the following costs of closing this transaction:

6.2.1 The fees and disbursements of its counsel, inspecting architect and engineer, if any;

6.2.2 One half of the escrow and recording fees and costs due Title Company for its services;

6.2.3 The cost of any loan title insurance policy;

6.2.4 All sales or use taxes relating to the transfer of personal property to Purchaser;

6.2.5 The cost of any title insurance in excess of the cost of a standard coverage ALTA owner’s title insurance policies, without endorsement or amendment, in the amount of the Purchase Price, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

6.2.6 The cost to obtain the Updated Survey;

6.2.7 The cost of recordation of the deed and Assignment of Lease; and

6.2.8 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.3 Prorations. Rents and any other amounts payable by Tenant, and, to the extent not otherwise paid directly by the Tenant under the Tenant Lease, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges and normally prorated operating expenses actually collected, billed or paid as of the date of Closing shall be prorated as of the date of Closing and be adjusted against the Purchase Price due at the Closing, provided that within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the date of Closing, but not collected or paid at that date. All prorations shall be based upon the actual number of days of ownership of the Property.

Seller shall be responsible for all leasing commissions and other leasing costs due and payable prior to the Closing Date with respect to the Tenant Lease. Purchaser shall be responsible for all leasing commissions and other leasing costs attributable to any new leases executed on or after the Closing Date or the renewal, extension or expansion of any existing lease after the Closing Date to the extent Purchaser enters into any leasing agreement in which leasing commissions and other leasing costs are payable in connection with the renewal, extension or expansion of any existing lease after the Closing Date. Seller represents and warrants that there are no leasing commissions or other leasing costs due and payable now or in the future under any agreement to which Seller or any of its affiliates is a party with respect to the Tenant Lease. The terms and provisions of this section shall survive Closing hereunder.

6.4 Taxes. To the extent not otherwise paid directly by Tenant under the Tenant Lease, general real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but in no event later than thirty (30) days after the issuance of the tax bill for the year in which Closing occurs, except in the case of an ongoing tax protest)

shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5 In General. Any other expenses, charges and fees of Closing not otherwise specifically allocated herein or incurred by a specific party, shall be borne by the parties in accordance with the general custom and practice in the State and County in which the Property is situated, as applicable, or if no such custom or practice exists they shall be borne equally between the parties. To the extent that the Tenant Lease provide for any adjustment of previously paid estimated amounts of real estate tax or operating expense reimbursements on a date subsequent to the Closing Date, Seller shall be entitled to receive, or shall be responsible to pay, as the case may be (when such amounts are actually received or payable by Purchaser), Seller’s pro rata share of any such adjusted amounts that are applicable to periods ending prior to the Closing Date. After Closing, Seller agrees to reasonably cooperate with Purchaser in providing Purchaser access to Seller’s books and records relating to such adjustments under the Tenant Lease so that Purchaser may adequately perform such adjustments.

6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through 11:59 p.m. at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.	Damage, Destruction or Condemnation.

7.1 Material Event. If, prior to Closing, any portion of the Property is destroyed or taken under power of eminent domain which event (i) gives Tenant the right to terminate the Tenant Lease or abate rent under the Tenant Lease temporarily or permanently, (ii) results in proceeds from condemnation awards or casualty insurance policies that are insufficient to rebuild the improvements on the Property in the manner which the improvements existed prior to such taking or casualty or (iii) result in a loss of parking at the Property, Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within ten (10) days after receiving notice from Seller of such destruction or taking. If Purchaser does not give such written notice within such ten (10) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser (i) the insurance proceeds of any insurance policy(ies) payable to Seller and pay to Purchaser the amount of any deductible under Seller’s insurance policy, if any, or (ii) Seller’s portion of any condemnation award.

7.2 Immaterial Event. Except upon the occurrence of a material event as set forth in Section 7.1 above, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser (i) the insurance proceeds of any insurance policies payable to Seller and pay to Purchaser the amount of any deductible under Seller’s insurance policy, if any, or (ii) Seller’s portion of any condemnation award.

7.3 Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under this Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the obligations of Purchaser which survive the termination of this Agreement.

8. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties’ addresses, as set forth below: (i) in person; (ii) by Federal Express or similar overnight carrier service; (iii) mailed by certified or registered mail, return receipt requested, postage prepaid or (iv) by facsimile transmission (with electronic confirmation) followed by a notice set forth in (i), (ii) or (iii) above. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified or registered mail, three (3) days after such mailing. Seller and Purchaser may from time to time by written notice to the other designate another address for receipt of future notices.

If to Seller:

c/o USAA Real Estate Company

9830 Colonnade Boulevard, Suite 600

San Antonio, TX 78230-2239

Attention: John Post

Telephone:        (210) 641-8456

Facsimile:         (210) 641-8463

Email: john.post@usrealco.com

with a copy to:

c/o USAA Real Estate Company

9830 Colonnade Boulevard, Suite 600

San Antonio, TX 78230-2239

Attention: Steven Waters, Esq.

Telephone:        (210) 641-8414

Facsimile:         (210) 579-6889

Email: steve.waters@usrealco.com

with a copy to:

Golden Steves Cohen & Gordon LLP

300 Convent Street, Suite 2600

San Antonio, Texas 78205

Attention: Andrew S. Cohen

Telephone: (210) 745-3745

Facsimile: (210) 745-3737

Email: acohen@goldensteves.com

If to Purchaser:

c/o Cole Real Estate Investments

2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

Attention: Todd J. Weiss

                    Senior Vice President, Legal Services

Telephone: (602) 778-6340

Facsimile: (480) 449-7012

Email: tweiss@colecapital.com

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, GA 30326

Attention: Marc R. Bulson, Esq.

Telephone: (404) 504-7783

Facsimile: (404) 365-9532

Email: mbulson@mmmlaw.com

Telephone and e-mail addresses are for informational purposes only. Effective notice will be deemed given only as provided above.

9. Closing and Escrow.

9.1 Conditions Precedent to Closing.

9.1.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to purchase the Property from Seller, and to perform the obligations required to be performed by Purchaser at the Closing, are subject to each of the following conditions:

(i) Closing Documents. Seller shall have tendered at Closing (or prior to Closing as applicable) all Closing Documents set forth in Section 9.3 to which Seller is a party.

(ii) Compliance with Agreement. Seller shall have performed and complied in all material respects with its covenants and obligations under this Agreement such that any default or failure of performance of Seller as to which Purchaser has delivered written notice to Seller shall be cured in all material respects prior to or at Closing.

(iii) Title Policy. The Title Company shall be committed to issue the title policy in accordance with Section 3.2.

9.1.2 Seller’s Conditions to Closing. The obligation of Seller to sell the Property to Purchaser, and to perform the obligations required to be performed by Seller at the Closing, are subject to each of the following conditions:

(i) Closing Documents. Purchaser shall have tendered at Closing all Closing Documents to which Purchaser is a party.

(ii) Compliance with Agreement. Purchaser shall have performed and complied in all material respects with its covenants and obligations under this Agreement such that any default or failure of performance of Purchaser as to which Seller has delivered written notice to Purchaser shall be cured in all material respects prior to or at Closing.

9.1.3 Failure of Condition. If any of the conditions precedent to Closing have not occurred or been satisfied within the time periods and in accordance with the terms set forth herein, then the party whose conditions to Closing have not been satisfied shall have the right to terminate this Agreement by written notice to the other party, whereupon neither party shall have any further rights or obligations hereunder and the Deposit shall be returned to Purchaser by the Title Company (other than the obligations of either party that expressly survive termination of this Agreement), unless the failure of condition is due to a default by one of the parties, in which the non-defaulting party shall have those rights and remedies set forth in Section 10 hereof. If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, subject to Section 5.1.5 above.

9.2 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.3 Seller’s Deliveries. Unless otherwise specified, Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents (the “Closing Documents”), each executed and, if required, acknowledged:

9.3.1 A limited warranty deed to the Land, in the form attached hereto as Exhibit 9.3.1, subject only to the Permitted Encumbrances;

9.3.2 A bill of sale for the Property in the form attached hereto as Exhibit 9.3.2 conveying the Personal Property;

9.3.3 An original, or to the extent an original is not available, a copy of the Tenant Lease and Contracts;

9.3.4 An assignment and assumption agreement of the Tenant Lease and Warranties in the form attached hereto as Exhibit 9.3.4 (the “Assignment and Assumption of Lease”);

9.3.5 An assignment of contracts assigning Seller’s right, title and interest in, to and under the Contracts and the Approvals in the form attached hereto as Exhibit 9.3.5 (the “Assignment and Assumption of Contracts”);

9.3.6 All books and records at the Property held by or for the account of Seller, including without limitation, plans and specifications, as available;

9.3.7 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.3.7;

9.3.8 An incumbency affidavit in the form attached hereto as Exhibit 9.3.8;

9.3.9 The Tenant Estoppel in accordance with the terms of Section 3.7 (unless waived by Purchaser pursuant to the terms of Section 3.7);

9.3.10 A tenant notice letter for the Property in the form attached hereto as Exhibit 9.3.10;

9.3.11 Copies of the PT-300S forms filed by both Seller and Tenant with the South Carolina Department of Revenue for calendar year 2012;

9.3.12 A fully executed copy of that certain Drainage and Detention Easement Agreement in the form attached hereto as Exhibit 9.3.12; and

9.3.13 Such affidavits, indemnities and other deliveries as are reasonably required by the Title Company to deliver the title policy, executed by Seller.

9.4 Purchaser’s Deliveries. At the Closing, Purchaser shall (i) deposit with the Title Company the Purchase Price; and (ii) execute the agreements referred to in Sections 9.3.4, and 9.3.5.

9.5 Insurance. Seller shall terminate its policies of insurance as of noon on the date of Closing, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6 Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject to the Tenant Lease and the Permitted Encumbrances.

9.7 Post-Closing Collections. Purchaser shall use its best efforts during the six (6) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, for the account of Purchaser for delinquent amounts due to Purchaser, and third, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser.

10. Default; Failure of Condition.

10.1 PURCHASER DEFAULT. IF PURCHASER SHALL BECOME IN BREACH OF OR DEFAULT UNDER THIS AGREEMENT AND THE BREACH OR DEFAULT CONTINUES BEYOND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED IN SECTION 11.6 HEREOF, SELLER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER TO (A) TERMINATE THIS AGREEMENT WHEREIN THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF PURCHASER PURSUANT TO SECTION 3.1.4 AND SECTION 3.1.7 HEREOF AND THE PAYMENT OF LEGAL FEES IN CONNECTION WITH ANY ENFORCEMENT OF SUCH INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 11.9 HEREOF; OR (B) WAIVE THE DEFAULT, PRIOR TO OR AT THE CLOSING, AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER’S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

/s/TJW	/s/JP
Purchaser’s	Seller’s Initials

10.2 SELLER DEFAULT. IF SELLER SHALL BECOME IN BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE BREACH OR DEFAULT CONTINUES BEYOND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED IN SECTION 11.6 HEREOF, PURCHASER MAY, AS PURCHASER’S SOLE OPTION, ELECT EITHER TO: (I) BY WRITTEN NOTICE TO SELLER AND THE TITLE COMPANY, CANCEL THIS AGREEMENT WHEREUPON THE DEPOSIT SHALL BE PAID IMMEDIATELY BY THE TITLE COMPANY TO PURCHASER, SELLER SHALL PROMPTLY REIMBURSE TO PURCHASER ITS REASONABLE OUT-OF-POCKET AND THIRD-PARTY PROPERTY DILIGENCE EXPENSES IN AN AMOUNT NOT TO EXCEED $50,000.00 AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER OF THE PARTIES SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION HEREUNDER; OR, (II) EXTEND THE DATE SCHEDULED FOR CLOSING FOR SUCH REASONABLE PERIOD OF TIME AS MAY BE REQUIRED TO PERMIT SELLER TO CURE OR REMEDY SUCH BREACH IN ACCORDANCE WITH SECTION 11.6; (III) WAIVE, PRIOR TO OR AT THE CLOSING, THE APPLICABLE OBJECTION OR CONDITION AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF; OR (IV) SEEK SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS HEREUNDER. NOTWITHSTANDING THE FOREGOING, IF SPECIFIC PERFORMANCE IS UNAVAILABLE AS A REMEDY TO PURCHASER BECAUSE OF SELLER’S AFFIRMATIVE ACT OR INTENTIONAL OMISSION, PURCHASER SHALL BE ENTITLED TO PURSUE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY; PROVIDED, IN ANY SUIT FOR DAMAGES, SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES. NOTWITHSTANDING THE FOREGOING, ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 5.1.5 WITH REGARD TO A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SHALL BE RESOLVED BY THE PROVISIONS OF SECTION 5.1.5.

10.3 Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

10.4 Limited Liability. The obligations of Seller are binding only on Seller’s interest in the Property and any other assets of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

11. Miscellaneous.

11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

11.4 Assignability. This Agreement may not be assigned by Seller without the prior written consent of Purchaser which consent shall not be unreasonably withheld. Purchaser may assign its rights under this Agreement to an affiliate of Purchaser without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Purchaser under this Agreement, including specifically, without limitation, all obligations concerning the Deposit. Purchaser shall provide Seller a copy of any such proposed assignment to an affiliate of Purchaser and in no event later than two (2) business days prior to Closing. No assignment shall release or otherwise relieve Purchaser from any obligations hereunder; provided, however, with respect to any assignment, if Closing occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing provided, any such assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, the complying party shall have the option to cancel this Agreement upon twenty (20) days written notice to the other party and such other party’s failure to cure such breach within such twenty (20) day period. The date of Closing shall be extended to the extent necessary to afford the defaulting party the full twenty-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice or opportunity to cure; and provided further, that if the date of Closing shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party prior to the Closing, and (ii) the cure period extends beyond the scheduled date of Closing.

11.7 No Public Disclosure. Neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. Purchaser and Seller may disclose this transaction or any aspect or information related to this transaction or disclosure or other notice as its attorneys deem is reasonably necessary to comply with applicable law. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 11.7.

11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.9 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11 Time of Essence . Time is of the essence in this Agreement.

11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Signatures hereon sent by facsimile or electronic mail may be treated as original signatures, and any party so executing this Agreement agrees to deliver to the other party “paper” originals of said signatures within two (2) business days after such transmission by facsimile or electronic mail.

11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall, together with the Deposit, similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a fully executed counterpart thereof, together with the Deposit, shall have been delivered to the Title Company.

11.15 Right of First Offer; Right of First Refusal. The parties acknowledge that the Property is subject to (i) a right of first offer and (ii) a right of first refusal, in favor of Tenant as more particularly described in the Tenant Lease. It shall be a condition precedent to Seller’s obligation to convey the Property in accordance with this Agreement that Tenant shall have waived such rights or that Seller shall have provided evidence that such rights have been deemed to have been waived by Tenant. Said waivers or such evidence (the “Waivers”) shall be in a form reasonably acceptable to Seller, Purchaser and the Title Company (such that the Title Company, in accepting the Waiver, is willing to issue the Title Policy not subject to such right of first offer or such right of first refusal in connection with the sale of the Property to Purchaser). Should Tenant exercise either its right of first offer or its right of first refusal, this Agreement shall terminate, the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for its actual, out-of-pocket expenses relating to its investigation of the Property, not to exceed $50,000.00. If Seller has not provided the required Waivers or received an election by Tenant to exercise either such right, on or before two (2) business days prior to the Closing Date, then Seller shall have the right to delay the Closing for up to thirty (30) days upon written notice to Purchaser delivered not less than two (2) business days prior to the scheduled Closing Date; provided that Closing shall occur within three (3) business days following delivery of the final Waivers and the Tenant Estoppel shall not be dated more than 45 days prior to the Closing Date, as extended. If the foregoing requisite Waivers, Tenant Estoppel and/or exercise of rights of first offer or first refusal are not delivered to Purchaser at least two

(2) business days prior to the Closing Date, as may have been delayed as provided above, then Purchaser’s sole right with respect thereto shall be to elect to terminate this Agreement and the Deposit returned to Purchaser, and Seller shall reimburse Purchaser for its actual, out-of-pocket expenses relating to its investigation of the Property, not to exceed $50,000.00.

11.16 Committee Approval. The transaction contemplated in this Agreement shall be subject to and contingent upon the approval of Seller’s Investment Committee and the Chairman of its parent company on or before the Approval Date. Seller agrees to notify Purchaser in writing promptly after the decision of the Investment Committee on or before the Approval Date. Seller agrees to use diligent, commercially reasonable efforts to obtain an expeditious decision from the Investment Committee. If Seller has not obtained approval of Seller’s Investment Committee on or before the Approval Date, Seller or Purchaser shall have the right to terminate this Agreement by written notice to the other whereupon the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for Purchaser’s actual, out-of-pocket costs and expenses incurred in connection with its investigations of the Property in an amount not to exceed $50,000.00, this Agreement shall terminate and the parties hereunder shall have no further obligations except those which expressly survive such termination.

11.17 Effective Date Conditioned Upon Deposit. This Agreement shall become effective only upon, and all time periods not otherwise expressly set forth shall commence to run, from the Effective Date, only if the Deposit has been made.

11.18 Time to Execute and Deliver. This Agreement shall be void if one fully executed copy is not received by Seller, along with confirmation that this Agreement has been received by the Title Company, on or before 5:00 p.m. C.S.T. on December 5, 2012 and that the Initial Deposit has been received by the Title Company on or before 5:00 C.S.T. within five (5) business days after the Effective Date of this Agreement.

11.19 Term Sheet. The Term Sheet attached to this Agreement and incorporated by reference herein sets forth the basic terms of the transaction for the benefit and convenience of the parties. Notwithstanding the foregoing, to the extent of any conflict between the terms and provisions of this Term Sheet and the Agreement, the terms and provisions of the Agreement shall govern and control.

11.20 No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

11.21 1031 Exchange. Either party may consummate the purchase and sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the Agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had the exchanging party not consummated this transaction through the Exchange. The non-exchanging party shall not, by this Agreement or acquiescence to the Exchange, have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or have any liability in connection with or be deemed to have warranted that the Exchange in fact complies with § 1031 of the Code.

11.22 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the date of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in Phoenix, Arizona in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Phoenix time.

11.23 Guaranty. USAA REAL ESTATE COMPANY, a Delaware corporation (“Realco”) and JOHN DODD BTS, LLC, a South Carolina limited liability company (“Johnson”), joins this Agreement only for the purpose of granting the following guaranty: by execution of this Agreement, Realco and Johnson, Seller’s affiliates, for good and valuable consideration, the receipt of which is hereby acknowledged, agrees to and does hereby unconditionally and irrevocably guaranty, (i) Seller’s post-closing obligations and liabilities under this Agreement, (ii) Seller’s indemnification obligations set forth in the Assignment and Assumption of Lease, and (iii) Seller’s indemnification obligations set forth in the Assignment and Assumption of Contracts.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	TANGO S.C., LLC, a Texas limited liability company

	By:	US REAL ESTATE LIMITED PARTNERSHIP,
a Texas limited partnership,
its managing member

	By:	USAA Real Estate Company,
a Delaware corporation,
its general partner

	By:	/s/ John Post
	Name:	John Post
	Title:	Managing Director

	Date:	12/5/2012

GUARANTORS:	USAA REAL ESTATE COMPANY,
a Delaware corporation

	By:	/s/ John Post
	Name:	John Post
	Title:	Managing Director

	Date:	12/5/2012

JOHN DODD BTS, LLC, a South Carolina limited liability company

	By:	Johnson Development Associates, Inc.,
its manager

	By:	/s/ A. Foster Chapman
	Name:	A. Foster Chapman
	Title:	President

PURCHASER:	SERIES C, LLC,
an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Authorized Officer

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 14th of December, 2012 between TANGO S.C., LLC, a Texas limited partnership (“Seller”), and SERIES C, LLC, a Delaware limited liability company (“Purchaser”).

REFERENCE is made to that certain Purchase and Sale Agreement dated as of December 5, 2012 between Seller and Purchaser, as amended by that certain First Amendment to Purchase and Sale Agreement dated December 12, 2012, and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated December 13, 2012 (collectively, the “Agreement”) regarding the Property known as the Amazon.Com Distribution Facility located in Spartanburg County, South Carolina, as more particularly described in the Agreement.

WHEREAS, the parties desire to amend the Agreement in certain respects, all as hereinafter more particularly set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. All capitalized terms and phrases used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to such terms and phrases in the Agreement.

2. Purchaser and Seller acknowledge and agree that the Closing Price (as such term is defined in Section 2.1 of the Agreement) shall be Sixty Million Seven Hundred Forty-eight Thousand Six Hundred Sixty-four and 64/100ths Dollars ($60,748,664.64) and the Closing Price is based on Seller’s current estimate of minimum Base Rent payable under the Lease during the period between January 1, 2013 and December 31, 2013. The Purchase Price shall be subject to final adjustment based on the final minimum Base Rent set forth in the Lease Amendment (as such term is defined in Section 2.1 of the Agreement) during the period between January 1, 2013 and December 31, 2013. Notwithstanding the foregoing, Purchaser and Seller acknowledge and agree that Tenant intends to execute a Lease Amendment reflecting starting minimum Base Rent of approximately $3.88 per square foot (the “Proposed Lease Amendment”). If and when the Proposed Lease Amendment is executed the final Purchase Price shall be Sixty-three Million Two Hundred Fifty-three Thousand Two Hundred Eight and 64/100ths Dollars ($63,253,208.64) (the “Anticipated Purchase Price”). Purchaser hereby agrees to place in escrow at Closing the sum of Two Million Five Hundred Four Thousand Five Hundred forty-four and No/100ths Dollars ($2,504,544.00) (the “Escrowed Funds”) which sum shall be held in accordance with the terms of that certain Escrow Agreement attached hereto as Schedule 2 which shall be executed by Purchaser, Seller and Title Company at Closing. Pursuant to the Escrow Agreement the Escrowed Funds shall be released to Seller within one (1) business day following Seller’s delivery to Purchaser and the Title Company of the Proposed Lease Amendment executed by Tenant. The Deed Recordation Affidavit shall be based upon the Closing Price and the Title Policy shall be based upon the Anticipated Purchase Price.

3. The Agreement is hereby amended by adding new Section 9.3.14 as follows:

“9.3.14 A notice letter to Spartanburg County, South Carolina regarding Seller’s assignment of the Fee Agreement to Purchaser in the form attached hereto as Schedule 5.”

4. The Agreement is hereby amended by adding a new Section 11.24 as follows:

“11.24 Post-Closing Agreement.

(a) Seller agrees to use commercially reasonable efforts to deliver the documentation and complete the work identified on Exhibit A to the Acceptance Letter dated December 10, 2012 from Tenant to Seller to Tenant’s satisfaction and at no cost to Purchaser. After Closing, Seller and its agents and contractors shall have reasonable access to the Property (subject to the rights of Tenant under the Tenant Lease) as may be necessary to complete any of the foregoing and shall not unreasonably interfere or adversely affect Tenant’s operations at the Property in connection with any work at the Property.

(b) After Closing, Seller agrees to use commercially reasonable efforts to cause the Tenant Estoppel dated December 10, 2012 to be signed by Amazon.com as required under the Tenant Lease.

The terms and provisions of this Section 11.24 shall survive Closing.”

5. Exhibit 9.3.4 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 9.3.4 attached hereto. Sections 5.1.3.(xiv) and 9.3.11 are hereby deleted in their entirety and replaced with “Intentionally omitted.”.

6. Guaranty. Cole Corporate Income Trust, Inc., a Maryland corporation (“CCIT”), joins in the execution of this Amendment only for the purpose of granting the following guaranty: by execution of this Amendment, CCIT, Purchaser’s affiliate, for good and valuable consideration, the receipt of which is hereby acknowledged, agrees to and does hereby unconditionally and irrevocably guaranty, Purchaser’s post-closing obligations under Section 2.1 of the Agreement.

7. In the event of a conflict between the provisions of this Amendment and those of the Agreement, the provisions of this Amendment will control. Except as specifically provided herein, this Amendment shall not modify or amend any term or provision of the Agreement. As amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and affirmed by the parties hereto.

8. This Amendment may be executed in counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same instrument. An executed copy of this Amendment may be transmitted to either party via facsimile or electronic mail and shall be deemed an original for purposes hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment intending that it be valid and effective from and after the date first written above.

SELLER:	TANGO S.C., LLC, a Texas limited liability company

	By:	US REAL ESTATE LIMITED PARTNERSHIP,
a Texas limited partnership,
its managing member

	By:	USAA Real Estate Company,
a Delaware corporation,
its general partner

	By:	/s/ John Post
	Name:	John Post
	Title:	Managing Director

GUARANTORS:	USAA REAL ESTATE COMPANY, a Delaware corporation

	By:	/s/ John Post
	Name:	John Post
	Title:	Managing Director

JOHN DODD BTS, LLC, a South Carolina limited liability company

	By:	Johnson Development Associates, Inc., its manager

	By:	/s/ A. Foster Chapman
	Name:	A. Foster Chapman
	Title:	President

PURCHASER:	SERIES C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Authorized Officer

CCIT:	COLE CORPORATE INCOME TRUST, INC., a Maryland corporation

	By:	/s/ John M. Pons
John M. Pons
	Its:	Authorized Officer

SCHEDULE 5

(Fee Agreement Notice Letter)

December     , 2012

VIA CERTIFIED MAIL AND FACSIMILE

Spartanburg County

P.O. Box 5666

Spartanburg, SC 29304

Attn: County Administrator

Facsimile: (864) 596-2232

Spartanburg County Attorney

P.O. Box 5666

Spartanburg, SC 29304

Facsimile: (864) 596-2232

James K. Price

Nexsen Pruet, LLC

55 East Camperdown Way, Suite 400

Greenville, SC 29601

Facsimile: (864) 477-2632

Re:	Fee Agreement (the “Agreement”) dated effective December 9, 2011, by and among Spartanburg County, South Carolina (the “County”), a body politic and corporate and a political subdivision of the State of South Carolina, Tango S.C., LLC, a Texas limited liability company (“Owner”), and Amazon.com.dedc, LLC, a Delaware limited liability company (the “Tenant”); pertaining to that certain real property located at 510 John Dodd Road, Spartanburg County, South Carolina, as more particularly described in the Agreement (all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement)

To Whom It May Concern:

You are hereby notified that Owner is assigning all of its right, title, and interest in and to the Agreement to COLE ID SPARTANBURG SC, LLC, a Delaware limited liability company (“New Owner”). Owner and New Owner have entered into a written assignment of the Agreement (“Assignment”), an executed copy of which is attached hereto as Exhibit A.

The contact information for the New Owner is as follows: Cole ID Spartanburg SC, LLC, c/o Cole Real Estate Investments, 2325 E. Camelback Road, Suite 1100, Phoenix, AZ 85016.

Very truly yours,

TANGO S.C., LLC, a Texas limited liability company

BY:	US REAL ESTATE LIMITED PARTNERSHIP,
a Texas limited partnership, its managing member

BY:	USAA REAL ESTATE COMPANY,
a Delaware corporation, its general partner

By:
Name:	John Post
Title:	Managing Director

EXHIBIT A TO NOTICE LETTER

(Attach Executed Assignment and Assumption of Contracts)

EXHIBIT 9.3.4

ASSIGNMENT OF LEASE AND WARRANTIES

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [USAA ENTITY] (the Assignor”), hereby transfers and assigns to [COLE ENTITY] (the “Assignee”), and Assignee hereby assumes and accepts the transfer and assignment of all of Assignor’s right, title and interest as Landlord under that certain Industrial Lease Agreement dated                     (the “Lease”), by and between Assignor, as Landlord, and                     , as Tenant (“Tenant”), pertaining to the real property legally described on Exhibit A attached hereto and made a part hereof for all purposes and all improvements situated thereon (collectively, the “Property”). In addition, Assignor hereby assigns to Assignee, on a non-exclusive basis, the benefit to any and all assignable warranties and guaranties held by Assignor affecting the Property (the “Warranties”), including, but not limited to those listed on Exhibit B, attached hereto and made a part hereof for all purposes (Assignor’s right, title and interest in and to the Lease and the Warranties being referred to herein collectively as the “Assigned Interests”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Purchase and Sale Agreement dated             , 2012 between Assignor and Assignee (the “Purchase and Sale Agreement”) or the Lease, as applicable.

ASSIGNEE ACKNOWLEDGES AND AGREES BY ITS ACCEPTANCE HEREOF THAT, SUBJECT TO ASSIGNOR’S REPRESENTATIONS AND WARRANTIES AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THE PURCHASE AND SALE AGREEMENT, THE ASSIGNED INTERESTS ARE TRANSFERRED AND ASSIGNED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE ASSIGNED INTERESTS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSIGNED INTERESTS.

Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all cost, liability, loss, actual damage or expense, including, without limitation, reasonable attorneys’ fees (each, a “Claim” and collectively “Claims”), originating or relating to the period prior to the date hereof and arising out of the Landlord’s obligations under the Lease (“Assignor’s Indemnity”); provided, however:

(i) Assignor’s Indemnity shall not apply to any Claim relating in any way to the physical, environmental or other condition of the Property (except with respect to a Construction Claim as expressly set forth in clause (ii) below), or the compliance or non-compliance of the Property with any legal requirements (other than as the same relates to a Construction Claim), or any other matter covered by the express representations and warranties set forth in the Purchase and Sale Agreement (“Breach of Rep Claims”), it being expressly understood and agreed that Breach of Rep Claims are more fully addressed in the Purchase and Sale Agreement and are subject to the express limitations on survival and liability set forth therein;

(ii) Assignor’s Indemnity shall extend to any Claim asserted by Tenant that construction of the Improvements (as such term is defined in the Lease) fails to comply in any respect with the requirements of the Lease as set forth in the Development Agreement (each, a “Construction Claim” and collectively “Construction Claims”); provided that (1) prior to asserting any Claim hereunder Assignee must first provide reasonable evidence that such Construction Claim (A) is not covered by any Warranty validly assigned by Assignor to Assignee hereunder, or (B) that the party providing such Warranty is not promptly and diligently curing and correcting such Construction Claim following Assignee’s or Tenant’s demand for performance thereof, and (2) such Construction Claim must be asserted in writing within one (1) year following the date of Substantial Completion (as defined in the Development Agreement) of the Improvements (the “Warranty Period”). If Assignee receives notice of any Construction Claim or becomes aware of any potential Construction Claim, Assignee shall immediately notify Assignor in accordance with the notice provisions of the Purchase and Sale Agreement. During the Warranty Period, Assignee shall cooperate with Assignor in connection with any work required to cure such Construction Claim including, without limitation, granting Assignor and Assignor’s agents and contractors access to the Property as may be reasonably required in connection therewith and consistent with the Landlord’s rights under the Lease; and

(iii) Assignor’s indemnification and hold harmless obligations with respect to any Claims shall be subject to the Claims Ceiling set forth in Section         of the Purchase and Sale Agreement. In addition, Assignor’s indemnification and hold harmless obligations with respect to any Construction Claims shall be subject to the Warranty Period and with respect to any Claims other than Construction Claims shall be subject to the Claims Period set forth in Section         of the Purchase and Sale Agreement.

Except as otherwise provided hereinabove with respect to a Construction Claim, Assignee hereby agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating or relating to the period on or after the date hereof and arising out of the Landlord’s obligations under the Lease.

Notwithstanding the foregoing assignment and all other closing documents executed by Assignor in favor of Assignee pursuant to the Purchase and Sale Agreement, it is expressly acknowledged and agreed that Assignor shall cooperate, at Tenant’s request, with Tenant and Assignee in good faith in satisfying the timely filing of the initial PT-300S forms with the South Carolina Department of Revenue under the Fee Agreement and, upon written request of Tenant, Assignor shall provide to Tenant such information regarding the costs and expenses in connection with the construction of the Building in such manner and in such detail as may reasonably be requested by Tenant and the Taxing Authorities in order to maintain the Economic Development Incentives.

Notwithstanding anything contained herein to the contrary, in no event shall either party hereunder be liable to the other for any consequential, punitive or special damages.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the      day of             , 2012.

ASSIGNOR:	[USAA ENTITY]

ASSIGNEE:	[COLE ENTITY]